Alcoa and subsidiaries	EXHIBIT 15

April 27, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

RE: Alcoa Inc.

Commissioners:

We are aware that our report dated April 27, 2005, on our review of interim financial information of Alcoa Inc. and its subsidiaries (Alcoa) for the three-month periods ended March 31, 2005 and 2004 and included in Alcoa’s quarterly report on Form 10-Q for the quarter ended March 31, 2005 is incorporated by reference in its Form S-8 Registration Statements (Nos. 33-24846, 333-32516, 333-106411, 333-36214, 33-22346, 33-49109, 33-60305, 333-27903, 333-62663, 333-79575, 333-36208, 333-37740, 333-39708 and 333-115717) and Form S-3 Registration Statements (Nos. 333-74874 and 333-107926).

Very truly yours,

/s/ PricewaterhouseCoopers LLP